  Exhibit 4.6
Original Issue Date: May 19, 2021

Original Principal Amount: $_________

Purchase Price: $_________

ORIGINAL ISSUE DISCOUNT SENIOR SECURED

NON-CONVERTIBLE PROMISSORY NOTE

DUE NOVEMBER 19, 2022

THIS ORIGINAL ISSUE DISCOUNT SENIOR SECURED NON-CONVERTIBLE PROMISSORY NOTE is a duly authorized and validly issued debt obligation of Charge Enterprises, Inc., a Delaware corporation (which was formerly known as Transworld Holdings, Inc., and prior to that as GoIP Global, Inc., a Colorado corporation) (the “Company” or the “Borrower”), having its principal place of business at 125 Park Avenue, 25th Floor, New York, New York 10017, designated as its Original Issue Discount Senior Secured Non-convertible Promissory Note due November 19, 2022 (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to ___________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, 107.5% of the principal sum (or $_________ as of the Original Issue Date) and any other sums due hereunder on November 19, 2022 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.                                Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Federal Reserve Bank is closed.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Distribution” shall have the meaning set forth in Section 5(c).

“Event of Default” shall have the meaning set forth in Section 6(a).

“Late Fees” shall have the meaning set forth in Section 2(d).

“Mandatory Default Amount” means the payment of 100% of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to the payment in cash of all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Note Register” shall have the meaning set forth in Section 2(c).

“Original Issue Date” means the date of the first issuance of the Note, as set forth on the first page hereof, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of May 19, 2021 among the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 5(c).

Section 2.                                Interest, Prepayment, Redemption and Put Provisions.

a) Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of seven and a half percent (7.5%) per annum, payable monthly, beginning on the first day of the first month after the Original Issue Date, on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash. Upon the occurrence of an Event of Default, the Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of twenty percent (20%) per annum.

b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c) All overdue accrued and unpaid interest to be paid hereunder shall incur a late fee at an interest rate equal to the lesser of 20% per annum (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

Section 3.                      Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. The Company shall update the Note Register to reflect permitted transferees and assignees of the Note.

Section 4.                      Intentionally Omitted.

Section 5.                      Intentionally Omitted.

Section 6.                      Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of the Note or (B) interest, liquidated damages and other amounts owing to the Holder on the Note, as and when the same shall become due and payable (whether on a Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Trading days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in the Note ;

iii. a breach, default, event of default or the failure observe or perform any covenant or agreement (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (v) below);

iv. the Company experiences a Material Adverse Effect;

v. any Person shall breach any agreement delivered to the initial Holder pursuant to Section 2.2 of the Purchase Agreement;

vi. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect (or, to the extent such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect) as of the date when made or deemed made;

vii. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

ix. (A) the Common Stock shall not be eligible for listing or quotation for trading, or has been suspended from listing or quotation, on its Principal Market and shall not resume listing or quotation for trading thereon or on any other Trading Market (other than OTC Pink) within three (3) Trading Days, (B) the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or “chilled”, or (C) the Company’s failure to comply with any rules or regulations of its Principal Market;

x. the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of fifty percent (50%) of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

xi. intentionally omitted;

xii. the Company fails to be in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

xiii. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within forty-five (45) days after the date thereof;

xiv. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

xv. prior to the payment in full and satisfaction of the owed under this Note, any security interest and Lien purported to be created by any Transaction Document shall cease to be in full force and effect, or shall cease to give the Holders, the Liens, rights, powers and privileges purported to be created and granted under such Transaction Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Transaction Document)) in favor of the Holders, or shall be asserted by the Company or any Affiliate(s) not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or any such Transaction Document) security interest in or Lien on the Collateral covered thereby;

xvi. the Company shall enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(l0) of the Securities Act;

xvii. the Company shall enter into a Variable Rate Transaction;

xviii. any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s public disclosure of such information on that same date; or

xix. the Initial Registration Statement (as defined in the Registration Rights Agreement) shall not have been declared effective by the Commission on or prior six months anniversary of the Original Issue Date (as defined in the Registration Rights Agreement);

b) Remedies Upon Event of Default. If any Event of Default occurs, at the Holder’s election (i) the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable in cash pursuant to clause (ii) of the definition of Mandatory Default Amount, or (ii) the outstanding principal amount of this Note, and, if elected by the Holder, all accrued and unpaid interest hereon, shall be paid to the Holder in cash. Commencing on the occurrence of any Event of Default and for as long an Event of Default is not cured, the interest rate on this Note as set forth in Section 2 above shall accrue at a rate equal to 20% per annum. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

Section 7                      Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

a) except for Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) except for Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d) except for Permitted Indebtedness, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Note;

e) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Liabilities, and other than regularly scheduled principal and interest payments of Permitted Indebtedness as such terms are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur; provided that neither the Company nor any of its Subsidiaries shall make any cash payment in respect of the Indebtedness issued pursuant to the Additional Note Financing or the Subsequent Financing, until the full and final payment in cash of the Liabilities;

f) pay cash dividends or distributions on any equity securities of the Company;

g) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

h) sell, lease or otherwise dispose of any significant portion of its assets or acquire any assets or business on or after the Original Issue Date other than as contemplated by the NextRidge Acquisition Agreement;

i) make or suffer to exist any Investments using any proceeds from the Holder or any of its Affiliates (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, except for: (i) Investments in cash and cash equivalents; and (ii) Investments in Subsidiaries that have guaranteed the Liabilities and joined the Security Agreement as a debtor pursuant to Section 4.24(b) of the Purchase Agreement;

j) pay any compensation that may be due and payable and/or accrued, whether in cash, in kind or any combination thereof, to its executive officers;

k) use any proceeds from the Holder or any of its Affiliates to pay any liquidated damages, penalties, fees or other amounts that may be due and payable under the Note;

l) file any registration statement with respect to any securities other than Registrable Securities (as defined in the Registration Rights Agreement) or any other securities which the Company has granted registration rights on or prior to the date hereof and disclosed in the Purchase Agreement after the date hereof, or otherwise cause such securities to become registered with the SEC or under any state securities laws; and

m) enter into any agreement with respect to any of the foregoing.

Section 8.                                Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, electronic mail or sent by a nationally recognized overnight courier service, addressed to the Company, at the facsimile number, email address or mailing address set forth on its signature page hereto, or such other facsimile number, electronic mail or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by electronic mail, by facsimile, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address, facsimile number or address of the Holder appearing on the books of the Company, or if no such email address or facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement, or such other facsimile number, electronic mail or address as the Holder may specify for such purposes by notice to the Company delivered in accordance with this Section 8(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail or facsimile prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail or facsimile on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Secured Obligation. The obligations of the Company under this Note are secured by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of May 19, 2021 between the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein).

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CHARGE ENTERPRISES, INC.
By:__________________________________________
     Name: Andrew Fox
     Title: CEO
Mailing Address for Notices:
125 Park Avenue, 25th Floor
New York, NY 10017
Email Address for delivery of Notices: a@charge.us
Facsimile No. for delivery of Notices: